Jason Industries Reports Fourth Quarter and Full-Year 2016 Results

MILWAUKEE, March 2, 2017 -- Jason Industries, Inc. (NASDAQ: JASN, JASNW) (“Jason” or “the Company”) today reported fourth quarter 2016 net sales of $158.8 million, net loss of $69.9 million and diluted loss per share of $2.69. These results include pre-tax goodwill impairment charges of $63.3 million and restructuring and integration costs of $2.9 million. For fourth quarter 2016, adjusted net loss was $4.1 million and adjusted loss per share was $0.14. Fourth quarter Adjusted EBITDA was $10.5 million or 6.6 percent of net sales. Net cash provided by operating activities during the quarter was $12.2 million and free cash flow was $7.7 million.

“Volumes in our Seating and Components businesses were down significantly on lower motorcycle and rail car demand, in line with our expectations,” said Brian Kobylinski, chief executive officer of Jason. “Finishing continued to see lower general industrial demand in Europe and the U.S., while Acoustics continued to benefit from new platforms, as vehicle production volumes were flat. Despite these top-line challenges, we were able to deliver improved free cash flow through more effective working capital management.”

Full-year 2016 results were net sales of $705.5 million, net loss of $77.7 million and diluted loss per share of $3.13. These results included pre-tax goodwill impairment charges of $63.3 million and restructuring and integration costs of $9.2 million. For full-year 2016, adjusted net loss was $7.1 million and adjusted loss per share was $0.24. Full-year Adjusted EBITDA was $64.2 million or 9.1 percent of net sales. Net cash provided by operating activities for full-year 2016 was $35.1 million and free cash flow was $11.7 million.

In the first year of Jason’s global cost reduction and margin expansion program, actions taken and announced to-date will achieve $22 million in annual run-rate cost savings of the $30 million target to be achieved over three years. Global cost reduction program savings were $10 million in 2016. During 2016 Jason exited Finishing operations in Brazil and low-margin product lines in Components with approximately $20 million of non-core annual revenue.

“While we faced significant headwinds in some of our end-markets during 2016, we successfully executed on actions to reduce our cost structure and exit non-core low margin business. We remain focused on operations in our key facilities to improve profitability and exceed quality and delivery commitments to our customers. Improvements in serving our customers have resulted in new platform opportunities and wins, and provide commercial traction heading into 2017,” added Kobylinski.

Fourth Quarter 2016 Financial Results (versus the year ago period):

Lower volumes in Components, Seating, and Finishing offset growth in Acoustics. Net sales of $158.8 million decreased $15.0 million, or 8.6 percent. Net sales were negatively impacted by $1.4 million, or 0.8 percent, of foreign currency translation and negative $3.6 million from the exit of non-core markets and product lines in Finishing and Components. Excluding the impact of foreign currency and non-core exit, organic sales decreased 5.8 percent.

Net loss was $69.9 million including non-cash goodwill impairment charges of $63.3 million, compared with net loss of $84.7 million including non-cash goodwill and intangibles impairment charges of $94.1 million in the prior year. Diluted loss per share was $2.69 compared with diluted loss per share of $3.20. Adjusted net loss was $4.1 million compared with adjusted net income of $0.7 million. Adjusted loss per share was $0.14 compared with adjusted earnings per share of $0.02.

Adjusted EBITDA was $10.5 million, or 6.6 percent of net sales, compared with $16.7 million, or 9.6 percent of net sales. Adjusted EBITDA decreased $6.2 million on lower volumes in Components, Finishing, and Seating, and $1.0 million of corporate investments in supply chain initiatives. Global cost reduction program savings of $2.4 million favorably impacted the quarter.

Net cash provided by operating activities was $12.2 million, compared with $5.6 million. Capital expenditures were $3.7 million, a decrease of $5.2 million. Free cash flow was $7.7 million compared with negative $4.2 million driven by reductions in working capital and lower capital expenditures.

Net debt to Adjusted EBITDA on a trailing twelve-month basis was 6.2x as of the end of the fourth quarter. Total liquidity as of the end of the fourth quarter was $89.3 million, comprised of $40.9 million of cash and cash equivalents and $48.4 million of availability on revolving loan facilities globally.

Fourth Quarter 2016 Segment Results (versus the year ago period):

Seating
Seating net sales of $32.1 million decreased $4.6 million, or 12.6 percent, negatively impacted by foreign currency translation of $0.2 million, or 0.8 percent. Sales decreased on significantly lower volumes in heavyweight motorcycle. Adjusted EBITDA was

$1.4 million, or 4.3 percent of net sales, compared with negative $0.4 million, or negative 1.1 percent of net sales. The improvement in Adjusted EBITDA was impacted by a $1.0 million charge for excess and obsolete inventory in the prior year, current year improvements in operations, and lower selling and administrative expenses, and was negatively impacted by lower volumes and unfavorable product mix.

Finishing
Finishing net sales of $44.3 million decreased $5.3 million, or 10.6 percent, including a negative foreign currency translation impact of $0.9 million, or 1.9 percent, and a negative $0.7 million, or 1.4% impact from the exit of a non-core market in Brazil. Excluding the impact of foreign currency and non-core exit, organic sales growth was negative 7.3 percent with lower volumes on softer global industrial demand. Adjusted EBITDA was $4.3 million, or 9.7 percent of net sales, compared with $5.5 million, or 11.2 percent of net sales, and was negatively impacted by lower volumes and labor absorption.

Acoustics
Acoustics net sales of $61.0 million increased $1.7 million, or 2.9 percent, and were negatively impacted by foreign currency translation of $0.1 million, or 0.2 percent. Excluding the impact of foreign currency, organic sales growth was 3.1 percent driven by increased volumes on new platform awards. Adjusted EBITDA was $6.4 million, or 10.5 percent of net sales, compared with $8.3 million, or 14.0 percent of net sales. Adjusted EBITDA margin decreased due to operational inefficiencies resulting in higher labor and material costs, and increased overhead. A non-cash goodwill impairment charge of $29.8 million was recorded in Acoustics due to lower growth expectations in part resulting from a projected decline in North American automotive end-markets.

Components
Net sales in Components of $21.3 million decreased $6.9 million, or 24.3 percent, including a negative $2.9 million, or 10.1 percent impact from the exit of non-core product lines upon closure of the Buffalo Grove facility in the fourth quarter. Excluding the impact of non-core exit, organic sales growth was negative 14.2 percent with lower volumes of rail car and industrial metal products, and increased volumes of smart utility meter components. Adjusted EBITDA was $2.6 million, or 12.4 percent of net sales, compared with $5.0 million, or 17.9% of net sales. Adjusted EBITDA margin was negatively impacted by lower volumes. A non-cash goodwill impairment charge of $33.2 million was recorded in Components due to lower growth expectations primarily resulting from the current and projected cyclical decline in the rail car end-markets.

2017 Guidance:

“We have allocated resources and capital to focus on growing our core and simplifying our operations. We enter 2017 having recently exited a non-core Brazil market in Finishing, and with momentum to consolidate our footprint in Components. While we expect lower sales with on-going declines in some of our end markets, we are winning new business and right-sizing our cost structure and footprint to maintain our EBITDA and improve our margins,” added Kobylinski. “We will continue to drive free cash flow generation in our businesses to strengthen our balance sheet.”

For 2017, Jason expects net sales in the range of $650 to $670 million and Adjusted EBITDA is expected in the range of $64 to $67 million.

Conference Call:

The Company will hold a conference call to discuss its fourth quarter results today at 10:00 a.m. Eastern time. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at investors.jasoninc.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-407-3982 (domestic) or 201-493-6780 (international). Participants should ask for the Jason Industries Fourth Quarter Earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company’s website or by dialing 844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the replay passcode 13642137. The telephonic replay will be available until 11:59 pm (Eastern Time), March 9, 2017. The online replay will be available on the website immediately following the call.

About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets, including DRONCO (Wunsiedel, Germany), Janesville Acoustics (Southfield, Mich.), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), Osborn (Richmond, Ind. and Burgwald, Germany) and Sealeze (Richmond, Va.). Headquartered in Milwaukee, Wis., Jason employs more than 4,400 people in 14 countries.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “guidance,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the Company’s businesses are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, the level of demand for the Company’s products; competition in the Company’s markets; the Company’s ability to grow and manage growth profitably; the Company’s ability to access additional capital; changes in applicable laws or regulations; the Company’s ability to attract and retain qualified personnel; the possibility that the Company may be adversely affected by other economic, business and/or competitive factors; and other risks and uncertainties identified in the Company’s most recent Annual Report on Form 10-K, as such may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information
Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. In this earnings release, we disclose the following non-GAAP financial measures, and we reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, Net Debt to Adjusted EBITDA, and Free Cash Flow.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin - The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense. The Company defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales.

Management believes that Adjusted EBITDA provides a more clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Adjusted Net Income and Adjusted Earnings Per Share - The Company defines Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) as net income and earnings per share (as defined by GAAP), excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. Adjusted earnings per share includes the impact of share based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Net Debt to Adjusted EBITDA - The Company defines Net Debt to Adjusted EBITDA as current and long-term debt plus debt discounts less cash and cash equivalents, divided by pro forma Adjusted EBITDA for the trailing twelve months. Pro forma Adjusted EBITDA is calculated as Adjusted EBITDA as reported plus Adjusted EBITDA of acquisitions prior to the date of the acquisition during the trailing twelve months. Management believes that Net Debt to Adjusted EBITDA is useful in assessing the Company’s financial leverage.

Free Cash Flow - The Company defines Free Cash Flow as net cash flows from operating activities (as defined by GAAP) less capital expenditures and cash dividends on preferred stock. Management believes that Free Cash Flow is useful in assessing our ability to generate cash from business operations that is available for strategic capital decisions.

In addition to these non-GAAP financial measures, we also use the term “organic sales” to refer to GAAP net sales from existing operations excluding (i) sales from acquired businesses recorded prior to the first anniversary of the acquisition, (ii) sales from divested businesses or exited non-core businesses, and (iii) the impact of foreign currency translation. The impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) and (b) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) after applying current period average foreign exchange rates to the prior year period. We use the term “organic sales growth” to refer to the measure of comparing current period organic sales with the corresponding prior year period organic sales.
Contact Information
Investor Relations:
Chad Paris
investors@jasoninc.com
414.277.2007

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net sales	$158,750	$173,778	$705,519	$708,366
Cost of goods sold	133,174	142,500	573,917	561,076
Gross profit	25,576	31,278	131,602	147,290
Selling and administrative expenses	27,282	33,653	113,797	129,371
Impairment charges	63,285	94,126	63,285	94,126
Loss on disposals of property, plant and equipment - net	123	95	880	109
Restructuring	2,166	163	7,232	3,800
Transaction-related expenses	—	—	—	886
Operating loss	(67,280)	(96,759)	(53,592)	(81,002)
Interest expense	(7,950)	(8,415)	(31,843)	(31,835)
Equity income	224	206	681	884
Other income (expense) - net	252	(36)	900	97
Loss before income taxes	(74,754)	(105,004)	(83,854)	(111,856)
Tax benefit	(4,895)	(20,338)	(6,157)	(22,255)
Net loss	$(69,859)	$(84,666)	$(77,697)	$(89,601)
Less net loss attributable to noncontrolling interests	(9,493)	(14,309)	(10,818)	(15,143)
Net loss attributable to Jason Industries	$(60,366)	$(70,357)	$(66,879)	$(74,458)
Accretion of preferred stock dividends and redemption premium	900	900	3,600	3,600
Net loss available to common shareholders of Jason Industries	$(61,266)	$(71,257)	$(70,479)	$(78,058)

Net loss per share available to common shareholders of Jason Industries:
Basic and diluted	$(2.69)	$(3.20)	$(3.13)	$(3.53)
Weighted average number of common shares outstanding:
Basic and diluted	22,758	22,289	22,507	22,145

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (Unaudited)

	December 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$40,861	$35,944
Accounts receivable - net	77,837	79,088
Inventories - net	73,601	80,432
Other current assets	17,866	30,903
Total current assets	210,165	226,367
Property, plant and equipment - net	178,318	196,150
Goodwill	42,157	106,170
Other intangible assets - net	144,258	157,915
Other assets - net	9,433	10,490
Total assets	$584,331	$697,092
Liabilities and Shareholders' (Deficit) Equity
Current liabilities
Current portion of long-term debt	$8,179	$6,186
Accounts payable	61,160	56,838
Accrued compensation and employee benefits	13,207	18,750
Accrued interest	191	75
Other current liabilities	24,807	28,733
Total current liabilities	107,544	110,582
Long-term debt	416,945	426,150
Deferred income taxes	42,747	57,247
Other long-term liabilities	19,881	18,119
Total liabilities	587,117	612,098
Commitments and contingencies
Shareholders' (Deficit) Equity
Preferred stock, $0.0001 par value (5,000,000 shares authorized, 45,899 shares issued and outstanding at December 31, 2016, including 899 shares declared on December 15, 2016 and issued on January 1, 2017, and 45,000 shares issued and outstanding at December 31, 2015)	$45,899	$45,000
Jason Industries common stock, $0.0001 par value (120,000,000 shares authorized, 24,802,196 shares issued and outstanding at December 31, 2016 and 22,295,003 shares issued and outstanding at December 31, 2015)	2	2
Additional paid-in capital	144,666	143,533
Retained deficit	(162,876)	(95,997)
Accumulated other comprehensive loss	(30,372)	(21,456)
Shareholders' (deficit) equity attributable to Jason Industries	(2,681)	71,082
Noncontrolling interests	(105)	13,912
Total shareholders' (deficit) equity	(2,786)	84,994
Total liabilities and shareholders' (deficit) equity	$584,331	$697,092

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Year Ended December 31, 2016	Year Ended December 31, 2015

Cash flows from operating activities
Net loss	$(77,697)	$(89,601)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	30,625	31,160
Amortization of intangible assets	12,921	14,088
Amortization of deferred financing costs and debt discount	3,008	3,008
Impairment charges	63,285	94,126
Equity income	(681)	(884)
Deferred income taxes	(13,973)	(28,223)
Loss on disposals of property, plant and equipment - net	880	109
Dividends from joint ventures	2,068	—
Share-based compensation	(752)	7,969
Net increase (decrease) in cash due to changes in:
Accounts receivable	(85)	1,954
Inventories	5,862	5,034
Other current assets	7,346	(3,820)
Accounts payable	5,886	(1,473)
Accrued compensation and employee benefits	(5,449)	4,169
Accrued interest	117	(121)
Accrued income taxes	2,263	487
Other - net	(507)	1,052
Total adjustments	112,814	128,635
Net cash provided by operating activities	35,117	39,034
Cash flows from investing activities
Proceeds from disposals of property, plant and equipment	3,413	232
Payments for property, plant and equipment	(19,780)	(32,786)
Acquisitions of business, net of cash acquired	—	(34,763)
Acquisitions of patents	(86)	(247)
Other investing activities	—	—
Net cash used in investing activities	(16,453)	(67,564)
Cash flows from financing activities
Payments of First Lien term loan	(3,100)	(3,100)
Proceeds from other long-term debt	10,150	19,282
Payments of other long-term debt	(16,138)	(6,228)
Payments of preferred stock dividends	(3,600)	(3,600)
Other financing activities - net	(155)	(1,148)
Net cash (used in) provided by financing activities	(12,843)	5,206
Effect of exchange rate changes on cash and cash equivalents	(904)	(3,011)
Net increase (decrease) in cash and cash equivalents	4,917	(26,335)
Cash and cash equivalents, beginning of period	35,944	62,279
Cash and cash equivalents, end of period	$40,861	$35,944

Jason Industries, Inc.
Quarterly Financial Information by Segment
(In thousands) (Unaudited)

	2015					2016
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Seating
Net sales	$50,960	$51,909	$37,198	$36,725	$176,792	$51,950	$44,680	$32,330	$32,090	$161,050
Adjusted EBITDA	7,960	9,311	2,904	(409)	19,766	6,629	5,620	2,507	1,366	16,122
Adjusted EBITDA % net sales	15.6%	17.9%	7.8%	(1.1)%	11.2%	12.8%	12.6%	7.8%	4.3%	10.0%

Finishing
Net sales	$42,850	$46,646	$52,339	$49,559	$191,394	$50,276	$53,148	$49,162	$44,297	$196,883
Adjusted EBITDA	6,311	6,727	7,223	5,538	25,799	5,229	7,634	7,042	4,295	24,200
Adjusted EBITDA % net sales	14.7%	14.4%	13.8%	11.2%	13.5%	10.4%	14.4%	14.3%	9.7%	12.3%

Acoustics
Net sales	$50,921	$56,052	$51,755	$59,319	$218,047	$61,911	$63,225	$63,740	$61,043	$249,919
Adjusted EBITDA	4,854	7,338	7,014	8,309	27,515	6,615	6,758	7,414	6,415	27,202
Adjusted EBITDA % net sales	9.5%	13.1%	13.6%	14.0%	12.6%	10.7%	10.7%	11.6%	10.5%	10.9%

Components
Net sales	$31,105	$32,971	$29,882	$28,175	$122,133	$26,837	$24,634	$24,876	$21,320	$97,667
Adjusted EBITDA	5,173	5,529	5,211	5,030	20,943	4,613	3,337	3,658	2,641	14,249
Adjusted EBITDA % net sales	16.6%	16.8%	17.4%	17.9%	17.1%	17.2%	13.5%	14.7%	12.4%	14.6%

Corporate
Adjusted EBITDA	$(3,295)	$(4,005)	$(3,762)	$(1,797)	$(12,859)	$(4,747)	$(4,595)	$(4,098)	$(4,173)	$(17,613)

Consolidated
Net sales	$175,836	$187,578	$171,174	$173,778	$708,366	$190,974	$185,687	$170,108	$158,750	$705,519
Adjusted EBITDA	21,003	24,900	18,590	16,671	81,164	18,339	18,754	16,523	10,544	64,160
Adjusted EBITDA % net sales	11.9%	13.3%	10.9%	9.6%	11.5%	9.6%	10.1%	9.7%	6.6%	9.1%

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands) (Unaudited)

Organic Sales Growth

	4Q 2016
	Seating	Finishing	Acoustics	Components	Jason Consolidated

Net sales
Organic sales growth	(11.8)%	(7.3)%	3.1%	(14.2)%	(5.8)%
Currency impact	(0.8)%	(1.9)%	(0.2)%	—%	(0.8)%
Divestiture & Non-Core Exit	—%	(1.4)%	—%	(10.1)%	(2.0)%
Growth as reported	(12.6)%	(10.6)%	2.9%	(24.3)%	(8.6)%
	FY 2016
	Seating	Finishing	Acoustics	Components	Jason Consolidated
Net sales
Organic sales growth	(8.5)%	(4.1)%	14.7%	(17.7)%	(1.7)%
Currency impact	(0.4)%	(1.6)%	(0.1)%	—%	(0.6)%
Acquisitions	—%	9.0%	—%	—%	2.4%
Divestiture & Non-Core Exit	—%	(0.4)%	—%	(2.3)%	(0.5)%
Growth as reported	(8.9)%	2.9%	14.6%	(20.0)%	(0.4)%

Free Cash Flow

	1Q	2Q	3Q	4Q	YTD
	2016	2016	2016	2016	2016
Operating Cash Flow	$10,269	$10,508	$2,095	$12,245	$35,117
Less: Capital Expenditures	(6,449)	(5,680)	(3,982)	(3,669)	(19,780)
Less: Preferred Stock Dividends	(1,800)	(900)	—	(900)	(3,600)
Free Cash Flow After Dividends	$2,020	$3,928	$(1,887)	$7,676	$11,737

Net Debt to Adjusted EBITDA

	December 31, 2016
Current and long-term debt	$425,124
Add: Debt discounts and deferred financing costs	12,505
Less: Cash and cash equivalents	(40,861)
Net Debt	$396,768

Adjusted EBITDA
1Q16	18,339
2Q16	18,754
3Q16	16,523
4Q16	10,544
TTM Adjusted EBITDA	64,160

Net Debt to Adjusted EBITDA*	6.2	x

*Note the consolidated first lien net leverage ratio under the Company’s senior secured credit facilities was 4.02x as of December 31, 2016. See Form 10-K for further discussion of the Company’s senior secured credit facilities.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
(In thousands) (Unaudited)

	2015					2016
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Net loss	$(894)	$(865)	$(3,176)	$(84,666)	$(89,601)	$(3,016)	$(2,370)	$(2,452)	$(69,859)	$(77,697)
Tax (benefit) provision	(747)	644	(1,814)	(20,338)	(22,255)	(2,551)	1,946	(657)	(4,895)	(6,157)
Interest expense	7,506	7,918	7,996	8,415	31,835	8,024	7,963	7,906	7,950	31,843
Depreciation and amortization	10,411	11,476	11,691	11,670	45,248	10,297	11,340	10,937	10,972	43,546
EBITDA	16,276	19,173	14,697	(84,919)	(34,773)	12,754	18,879	15,734	(55,832)	(8,465)
Adjustments:
Impairment charges(1)	—	—	—	94,126	94,126	—	—	—	63,285	63,285
Restructuring(2)	1,704	1,010	923	163	3,800	2,717	1,783	566	2,166	7,232
Transaction-related expenses(3)	176	710	—	—	886	—	—	—	—	—
Integration and other restructuring costs(4)	758	1,122	1,467	5,700	9,047	1,589	55	(354)	690	1,980
Share-based compensation(5)	2,063	2,889	1,511	1,506	7,969	576	(1,949)	509	112	(752)
Loss (gain) on disposals of fixed assets—net(6)	26	(4)	(8)	95	109	703	(14)	68	123	880
Total adjustments	4,727	5,727	3,893	101,590	115,937	5,585	(125)	789	66,376	72,625
Adjusted EBITDA	$21,003	$24,900	$18,590	$16,671	$81,164	$18,339	$18,754	$16,523	$10,544	$64,160

(1)
Charges in 2016 primarily relate to non-cash impairment of goodwill of $29.8 million and $33.2 million in the acoustics and components segments, respectively. Charges in 2015 represent non-cash impairment charges of $58.8 million and $35.3 million related to impairment of goodwill and other intangible assets, respectively, in the seating segment.

(2)
Restructuring includes costs associated with exit or disposal activities as defined by GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than capital leases.

(3)	Transaction-related expenses primarily consist of professional service fees related to the Company’s acquisition and divestiture activities.

(4)
During 2016, integration and other restructuring costs primarily includes costs incurred in connection with the start-up of a new acoustics segment facility in Richmond, Indiana and costs incurred in connection with the closure of Finishing operations in Brazil, and during the third quarter of 2016 includes a $0.6 million reversal of a reserve related to the Newcomerstown fire recorded in acquisition accounting for the business combination in 2014. During 2015, integration and other restructuring costs includes 1) equipment move costs and incremental facility preparation and related costs incurred in connection with the start-up of new acoustics segment facilities in Warrensburg, Missouri and Richmond, Indiana, and 2) $5.9 million of severance and expenses related to the transitions of the Company’s Chief Executive Officer (CEO) and Chief Financial Officer (CFO), partially offset by 3) a $0.8 million gain resulting from termination of an unfavorable lease recorded in acquisition accounting. Such costs are not included in restructuring for GAAP purposes.

(5)
Represents non-cash share based compensation expense (income) for awards under the Company’s 2014 Omnibus Incentive Plan. During the second quarter of 2016, share-based compensation includes $2.5 million of expense reversal as a result of the lowering of assumed vesting levels for Adjusted EBITDA performance share units. During 2015, share based compensation includes $2.9 million of expense due to accelerated vesting of RSU’s related to the transition of the Company’s CEO and CFO.

(6)	Loss (gain) on disposals of fixed assets for the first quarter of 2016 includes a loss of $0.6 million on the sale of a seating segment facility.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income and Adjusted Earnings per Share
(In thousands, except per share amounts) (Unaudited)

	2015					2016
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
GAAP Net income (loss)	$(894)	$(865)	$(3,176)	$(84,666)	$(89,601)	$(3,016)	$(2,370)	$(2,452)	$(69,859)	$(77,697)
Adjustments:
Impairment charges	—	—	—	94,126	94,126	—	—	—	63,285	63,285
Restructuring	1,704	1,010	923	163	3,800	2,717	1,783	566	2,166	7,232
Transaction-related expenses	176	710	—	—	886	—	—	—	—	—
Integration and other restructuring costs	758	1,122	1,467	5,700	9,047	1,589	55	(354)	690	1,980
Share based compensation	2,063	2,889	1,511	1,506	7,969	576	(1,949)	509	112	(752)
Loss (gain) on disposal of fixed assets - net(3)	—	—	—	—	—	703	(14)	68	123	880
Tax effect on adjustments(1)	(1,786)	(1,505)	(1,204)	(16,097)	(20,593)	(1,926)	558	(122)	(574)	(2,064)
Adjusted net income (loss)	$2,021	$3,361	$(479)	$732	$5,634	$643	$(1,937)	$(1,785)	$(4,057)	$(7,136)

Effective tax rate on adjustments(1)	38%	26%	31%	16%	18%	34%	446%	15%	1%	3%

Diluted weighted average number of common shares outstanding (GAAP):	21,991	22,011	22,161	22,289	22,145	22,388	22,395	22,499	22,758	22,507
Plus: effect of dilutive share-based compensation (non-GAAP)(2)	—	—	—	—	—	—	—	—	—	—
Plus: effect of convertible preferred stock and rollover shares (non-GAAP)(2)	7,139	7,139	7,139	7,139	7,139	7,139	7,139	7,139	6,919	7,083
Diluted weighted average number of common shares outstanding (non-GAAP)(2)	29,130	29,150	29,300	29,428	29,284	29,527	29,534	29,638	29,677	29,590

Adjusted (loss) earnings per share	$0.07	$0.12	$(0.02)	$0.02	$0.19	$0.02	$(0.07)	$(0.06)	$(0.14)	$(0.24)

GAAP Net (loss) income per share available to common shareholders of Jason Industries	$(0.07)	$(0.07)	$(0.16)	$(3.20)	$(3.53)	$(0.15)	$(0.13)	$(0.13)	$(2.69)	$(3.13)
Adjustments net of income taxes:
Impairment charges, net of noncontrolling interest	—	—	—	3.00	3.02	—	—	—	2.39	2.42
Restructuring	0.05	0.04	0.03	0.01	0.12	0.08	0.06	0.02	0.09	0.24
Transaction-related expenses	—	0.03	—	—	0.03	—	—	—	—	—
Integration and other restructuring costs	0.02	0.03	0.04	0.16	0.26	0.04	—	(0.01)	0.03	0.07
Share based compensation	0.06	0.09	0.05	0.06	0.25	0.02	(0.04)	0.02	0.01	0.01
Loss (gain) on disposal of fixed assets - net(3)	—	—	—	—	—	0.02	—	—	—	0.02
GAAP to non-GAAP impact per share(2)	0.01	—	0.02	(0.01)	0.04	0.01	0.04	0.04	0.03	0.13
Adjusted (loss) earnings per share	$0.07	$0.12	$(0.02)	$0.02	$0.19	$0.02	$(0.07)	$(0.06)	$(0.14)	$(0.24)

(1)
The effective tax rate on adjustments is impacted by nondeductible foreign transaction and restructuring costs, nondeductible impairment of goodwill, restructuring charges in foreign jurisdictions at statutory tax rates, and discrete non-cash tax expense related to the vesting of restricted stock units for which no tax benefit will be realized.

(2)
Adjusted earnings per share includes the impact of share-based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock.

(3)
In 2015, the Company did not exclude losses and gains on disposals of fixed assets from adjusted net income due to insignificance. Loss (gain) on disposals of fixed assets for the first quarter of 2016 includes a loss of $0.6 million on the sale of a seating segment facility.